 Exhibit 99.1

CorEnergy Completes 1-for-5 Reverse Stock Split, To Begin Trading December 2, 2015

FOR IMMEDIATE RELEASE

Today, CorEnergy Infrastructure Trust, Inc. (the Company) completed its previously announced 1-for-5 reverse stock split. Pursuant to the reverse split, common shareholders automatically received one common share for every 5 common shares owned. Dividends per share are expected to be $0.75 per quarter, or $3.00 annualized, going forward, reflecting the 1-for-5 reverse stock split. The common shares will begin trading on a reverse split adjusted basis on the NYSE at the opening of trading on December 2, 2015 under the same ticker “CORR” and with a new CUSIP number (21770U 502).

CorEnergy continues to believe that the reverse stock split will allow a broader range of potential investors to participate in the ownership of shares, based on technical factors and constraints which previously may have deterred them from doing so. The Company hopes the reverse stock split will mitigate the market price volatility experienced in recent months.

The reverse stock split uniformly affects all record holders of Common Stock and does not affect any record holder’s percentage ownership in the Company, except for de minimus changes as a result of the elimination of fractional shares. The reverse stock split reduced the number of shares of Common Stock outstanding from approximately 59,698,498 shares to approximately 11,939,700 shares.  The reverse stock split did not affect the aggregate number of authorized shares of the Company’s Common Stock, which remains fixed at 100,000,000 shares pursuant to its charter.

Holders of Common Stock who hold in “street name” in their brokerage accounts do not have to take any action as a result of the reverse stock split. Their accounts will be automatically adjusted to reflect the new number of shares owned. A letter of transmittal relating to the reverse stock split will be sent to record holders of certificates of common stock within twenty days. Stockholders who receive this communication should follow the instructions in that letter.

The reverse stock split did not affect the number of authorized or outstanding shares of the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock (“Preferred Stock”) or the dividend rate per share of any outstanding shares of Preferred Stock. However, the change of control conversion right share cap and exchange cap of the Preferred Stock automatically adjusted as follows: the share cap adjusted from 7.6293 to 1.52586 and the exchange cap adjusted from an aggregate 17,165,925 shares of Common Stock to an aggregate of 3,433,185 shares of Common Stock.

The conversion rate of the Company’s 7.00% Convertible Senior Notes due 2020 (“Convertible Notes”) automatically adjusted as follows: the conversion rate of the Convertible Notes adjusted from 151.5152 shares of Common Stock per $1,000 principal amount of such notes to 30.30304 shares of Common Stock per $1,000 principal amount of such notes. The maximum total number of shares of common stock issuable upon conversion in connection with a “Make Whole Adjustment” under the Convertible Notes adjusted from 166.6665 shares per $1,000 principal amount of such notes to 33.3333 shares of Common Stock per $1,000 principal amount of such notes.

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA), is a real estate investment trust (REIT) that owns essential midstream and downstream energy assets, such as pipelines, storage terminals, and transmission and distribution assets. We seek long-term contracted revenue from operators of our assets, primarily under triple net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Lesley Robertshaw, 877-699-CORR (2677)
info@corridortrust.com